Exhibit 99.1

Contact:
Richard Garr, President	301.366.4960
John Conron, Chief Financial Officer	301.633.7709
Meg McElroy, Shareholder Relations	301.366.4960
Deanne Eagle, Planet Communications, Media	917.837.5866

For Immediate Release

NEURALSTEM ANNOUNCES 2009 FINANCIAL RESULTS, PROVIDES UPDATE

ROCKVILLE, Maryland, March 31, 2010 –Neuralstem, Inc. (NYSEAmex: CUR) today provided a financial and business update for the year ended December 31, 2009.

“2009 was a pivotal year for Neuralstem as we made the transition into a clinical stage company,” Neuralstem CEO and President, Richard Garr, stated. “The U.S. Food & Drug Administration approved the company’s clinical trial to treat ALS (Amytrophic Lateral Sclerosis, or Lou Gehrig’s disease) in September.  The trial was approved by the Emory University Institutional Review Board in December, 2009, and the first patient dosed in January 2010.”

Mr. Garr continued, “The company has also recently taken significant steps to strengthen our balance sheet. We have raised sufficient new capital to fund our research efforts through the first quarter 2011, and eliminated a large percent of certain long-term liabilities related to derivative accounting issues in warrants, which were exercised in the first quarter of 2010. ”

Business Highlights for 2009 and the Subsequent Weeks:

•
In the first quarter of 2009, scientists at University Hospital Frieburg, Germany presented data at the Huntington's Disease Therapeutics Conference in France, entitled, ‘Validation of Human Neural Stem Cell line in Rodent Model of Huntington’s Disease,' which demonstrated robust survival of our cells, integration into the host brain, and early graft-mediated functional effect. This is a major milestone in the process of qualifying our cells into the hospital’s existing human trial in Germany to treat Huntington’s disease with our cells, as well as support our regulatory work in the U.S.

•
In June, the company announced it received a notice of allowance from the U.S. Patent and Trademark Office (USPTO) for a patent on four new chemical entities that boost the generation of new neurons. Patent application 12/049,922, entitled “Use of Fused Nicotinamides to Promote Neurogenesis,” claims four chemical entities and any pharmaceutical composition including them.  The compounds promote neurogenesis—the birth of new neurons in the adult brain. These four molecules with demonstrated neurogenic activity, are first-in-class compounds, were discovered entirely in-house and are owned by the company. These are the only drugs we are aware of with the demonstrated ability to stimulate neurogenesis of normal adult brain cells, which indicates that they are truly neurogenic.

•
In September, the Company received notice of allowance from the United States Patent and Trademark Office (USPTO) for its patent entitled “Transplantation of Human Neural Cells for Treatment of Neurodegenerative Conditions,” number 11/281,640.  The claims in this patent cover the manufacturing process of our future products from all regions of the human central nervous system (brain and spinal cord) through July of 2026.”

•
In September, the U.S. Food and Drug Administration (FDA) has approved Neuralstem’s Investigational New Drug (IND) application to commence a Phase I trial to treat Amyotrophic Lateral Sclerosis (ALS or Lou Gehrig's disease) with its spinal cord stem cells. Neuralstem is the first company to commence an FDA approved stem cell trial to treat ALS. The trial will study the safety of Neuralstem's cells and the surgical procedures and devices required for multiple injections of Neuralstem's cells directly into the grey matter of the spinal cord. The FDA's approval represents a significant step toward delivering regenerative medicine directly to damaged neural cells in humans. ALS affects roughly 30,000 people in the U.S., with about 7,000 new diagnoses per year. The clinical trial program is a major step toward achieving Neuralstem's goal of treating ALS, a fatal neurodegenerative disease for which currently there is no effective treatment or cure. While this trial aims to primarily establish safety and feasibility data in treating ALS patients, Neuralstem also hopes to be able to measure a slowing down of the ALS degenerative process. The trial will be administered by Dr. Eva L. Feldman, M.D., Ph.D., Director of the University of Michigan Health System ALS Clinic and the Program for Neurology Research & Discovery, and Dr. Jonathan Glass, Director of the Emory Neuromuscular Laboratory and Director of the Emory ALS Center.

•
In December, the Phase I trial to treat Amyotrophic Lateral Sclerosis (ALS or Lou Gehrig's disease) with its spinal cord stem cells was approved by the Institutional Review Board (IRB) at Emory University in Atlanta, GA.

•	In December, Neuralstem completed a $1.5 million private placement of 646,551 common shares at $2.32, priced at a 30 percent premium over the market on the day of closing.

•
In January, the first ALS patient was treated with our spinal cord stem cells the Emory ALS Center at Emory University, in Atlanta, GA. A total of up to 18 patients is planned to be treated in this first U.S. clinical trial to evaluate human neural stem cells for the treatment of ALS (Amyotrophic Lateral Sclerosis, or Lou Gehrig's disease).

•	Neuralstem raised a total of $7.3 million since the beginning of the year from warrant exercises.

•
In the first quarter, the Company converted, redeemed or modified more than 70% of the warrants outstanding at the beginning of the year which had price protection features. These changes removed the price protection features. In 2009 we were not able to account for these as equity and so treated as long term liabilities.  The Company expects these changes to significantly reduce its derivative liability.

Results of Operations for the Year Ended December 31, 2009:

•	The Company did not have revenues for the twelve months ended December 31, 2009 and 2008, respectively.

•
Net loss for 2009 was $10,364,363, or $0.30 per share, compared with a net loss of $11,830,798, or $0.37 per share, for 2008.  Net cash used in operating activities declined to $5,144,820 in 2009 from $6,860,039 in 2008.

•	Cash, cash equivalents and short term investments at December 31, 2009, totaled $2,309,774, compared with $4,903,279 at December 31, 2008. At March 16, 2010, the company had $7.8 million in cash.

•
Research and development expenses for 2009 and 2008 were $5,346,904 and $6,513,349, respectively. The decrease of $1,166,445 from 2008 to 2009 was primarily attributable to the costs in 2008 of completing the application to the FDA to move our cell based products into clinical trials and a reduction in non-cash stock-based compensation expense.

•
General and administrative expenses for 2009 and 2008 were $5,030,981 and $5,252,863, respectively. The decrease of $221,882 from 2008 to 2009 was primarily attributable to increased litigation expenses offset by expense decreases spread over a wide range of categories, including non-cash stock-based compensation expense, and reflects management’s ongoing efforts to manage cash consumption.

•
Non-operating income for 2009 was $102,186, compared with $1,175 in 2008. The largest factors influencing the increase in 2009 were a net gain in the fair value of warrants accounted for as derivatives, offset by somewhat lower cash balances and a sharp drop in short term interest rates affecting interest income.

About Neuralstem, Inc.

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The Company is targeting major central nervous system diseases including: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury, Huntington’s disease and ALS. Neuralstem’s IND is under review with the FDA for ALS.  ALS is a progressive, fatal neurodegenerative disease that affects nerve cells in the brain, leading to the degeneration and death of the motor neurons in the spinal cord that control muscle movement. ALS affects roughly 30,000 people in the U.S., with about 7,000 new diagnoses per year.  Pre-clinical work has shown Neuralstem’s cells to extend the life of rats with ALS (as reported the journal TRANSPLANTATION, in collaboration with Johns Hopkins University researchers), and also reversed paralysis in rats with Ischemic Spastic Paraplegia, (as reported in NEUROSCIENCE on June 29, 2007, in collaboration with researchers at University of California San Diego).

Cautionary Statement Regarding Forward Looking Information
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2009.

# # #

Neuralstem, Inc.

Balance Sheets

	December 31,	December 31,
	2009	2008

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,309,774	$4,903,279
Prepaid expenses	143,600	136,287

Total current assets	2,453,374	5,039,566

Property and equipment, net	196,755	163,930
Intangible assets, net	301,560	212,265
Other assets	55,716	52,972

Total assets	$3,007,405	$5,468,733

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$791,607	$547,950
Accrued bonus expense	769,215	717,538
Total current liabilities	1,560,822	1,265,488

LONG-TERM LIABILITIES

Fair value of warrant obligations	6,462,039	-

Total liabilities	8,022,861	1,265,488

STOCKHOLDERS' (DEFICIT) EQUITY

Preferred stock, 7,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.01 par value; 150 million shares authorized, 35,743,831 and 33,751,300 shares outstanding in 2009 and 2008, respectively	357,438	337,513
Additional paid-in capital	62,193,937	61,352,527
Accumulated deficit	(67,566,831)	(57,486,795)
Total stockholders' (deficit) equity	(5,015,456)	4,203,245

Total liabilities and stockholders' (deficit) equity	$3,007,405	$5,468,733

Neuralstem, Inc.

Statements of Operations

	Years
	Ended December 31,
	2009	2008

Revenues	$-	$-

Operating expenses:
Research and development costs	5,346,904	6,513,349
General, selling and administrative expenses	5,030,981	5,252,863
Depreciation and amortization	88,664	65,761
Total operating expenses	10,466,549	11,831,973
Operating loss	(10,466,549)	(11,831,973)

Nonoperating (expense) income:
Interest income	19,614	39,806
Interest expense	(776)	-
Warrant modification expense	-	(38,631)
Gain from change in fair value of warrant obligations	83,348	-
Total nonoperating income	102,186	1,175

Net loss attributable to common shareholders	$(10,364,363)	$(11,830,798)

Net loss per share, basic and diluted	$(0.30)	$(0.37)

Weighted average common shares outstanding, basic and diluted	34,280,882	32,114,365